Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of The Bancorp, Inc. of our report dated April 7, 2025 relating to the 2024 consolidated financial statements of The Bancorp, Inc., and our report dated the same date relative to the effectiveness of internal control over financial reporting as of December 31, 2024, appearing in the Annual Report on Form 10-K/A of The Bancorp, Inc. for the year ended December 31, 2024, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP

Washington, D.C.

August 8, 2025